Exhibit 4.12
DESCRIPTION OF EQUITY SECURITIES REGISTERED
UNDER SECTION 12 OF THE EXCHANGE ACT

There are two classes of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

1)	Carnival Corporation Common Stock ($0.01 par value) (the “common stock”); and

2)	Carnival plc Ordinary Shares each represented by American Depositary Shares (the “ADSs”).

DESCRIPTION OF COMMON STOCK
General
The following is a description of the material terms of Carnival Corporation’s common stock. Because it is a summary, the following description is not complete and is subject to and qualified in its entirety by reference to Carnival Corporation’s amended and restated articles of incorporation, or articles, Carnival Corporation’s amended and restated by-laws, or by-laws, and the other agreements specifically referenced in this section each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.12 is a part.
Carnival Corporation’s authorized capital stock consists of 2,000,000,000 shares, of which 1,959,999,998 are shares of common stock, 40,000,000 are shares of preferred stock, one share is a special voting stock and one share is a special stock. The one share of special voting stock, which Carnival Corporation refers to in this Exhibit as the special voting share, and the one share of special stock, which Carnival Corporation refers to in this Exhibit as the equalization share, were issued in connection with the DLC transaction, which was completed on April 17, 2003. See “—Special Voting Share” and “—Equalization Share.”
Carnival Corporation’s common stock and the trust shares of beneficial interest in the P&O Princess Special Voting Trust, including the beneficial interest in the Carnival plc special voting share, are listed and trade together on the New York Stock Exchange under the ticker symbol “CCL.”
Voting Rights
At any meeting of shareholders, all matters, except as otherwise expressly provided by Panamanian law and Carnival Corporation’s articles or Carnival Corporation’s by-laws, are decided by a majority of the votes cast by all shareholders entitled to vote, including, where applicable, the Carnival Corporation Special Voting Entity, as described below, who are present in person or by proxy at such meeting. In connection with the DLC transaction, special voting arrangements were implemented so that Carnival Corporation’s shareholders and Carnival plc’s shareholders vote together as a single decision-making body on all actions submitted to a shareholder vote other than matters designated as “class rights actions” or resolutions on procedural or technical matters.
These are called JOINT ELECTORATE ACTIONS and include:

•	the appointment, removal or re-election of any director of Carnival Corporation, Carnival plc or both;

•	if required by law, the receipt or adoption of the financial statements of Carnival Corporation or Carnival plc or the annual accounts of both companies;

•	the appointment or removal of the auditors of either company;

•	a change of name by Carnival Corporation or Carnival plc, or both; or

•	the implementation of a mandatory exchange based on a change in tax laws, rules or regulations.
The relative voting rights of the Carnival Corporation shares and Carnival plc shares are determined by the equalization ratio. Based on the current equalization ratio of 1:1, each of Carnival Corporation’s shares has the same voting rights as one Carnival plc share on joint electorate actions.

A change in the equalization ratio resulting from a share reorganization or otherwise would only affect voting rights on a per share basis. In the aggregate, such a change would not affect the relative weighting between Carnival Corporation’s shareholders and the Carnival plc shareholders.
In the case of class rights actions, the company wishing to carry out the class rights action would require the prior approval of shareholders of both companies, each voting separately as a class. If shareholders of either company do not approve the action, it generally will fail.
CLASS RIGHTS ACTIONS include:

•
the voluntary liquidation, dissolution or winding up, or equivalent, of either company for which shareholder approval is required, other than as part of a voluntary liquidation, dissolution or winding up, or equivalent, of both companies at or about the same time provided that such liquidation is not for the purpose of reconstituting all or a substantial part of the business of the two companies in one or more successor entities;

•
the sale, lease, exchange or other disposition of all or substantially all of the assets of either company other than a bona fide commercial transaction for valid business purposes and at fair market value and not as part of a proposal the primary purpose of which is to collapse or unify the DLC arrangement;

•	an adjustment to the equalization ratio, other than in accordance with the Equalization and Governance Agreement entered into by Carnival Corporation and Carnival plc on April 17, 2003;

•
any amendment, removal or alteration of any of the provisions of Carnival Corporation’s articles and by-laws and Carnival plc’s Articles of Association which entrench specified core provisions of the DLC arrangement;

•	any amendment or termination of the principal agreements under which the DLC arrangement is implemented, except where otherwise specifically provided in the relevant agreement;

•	any amendment to, removal or alteration of the effect of certain tax-related provisions of Carnival Corporation’s articles that would be reasonably likely to cause a mandatory exchange; and

•	anything which the boards of both companies agree should be approved as a class rights action.
No resolution to approve a class rights action or joint electorate action will be approved unless a parallel Carnival plc shareholders’ meeting is held to vote on any equivalent resolution.
The Carnival Corporation board and the Carnival plc board may:

•	decide to seek approval from shareholders for any matter that would not otherwise require such approval;

•	require any joint electorate action to instead be approved as a class rights action; or

•	specify a higher majority vote than the majority that would otherwise be required by applicable laws and regulations.
Equalization Ratio
The Equalization and Governance Agreement, which was executed on April 17, 2003 by Carnival Corporation and Carnival plc in connection with the DLC transaction, governs the equalization ratio, which reflects the relative economic and voting interests represented by an individual share of common equity in each company. As of June 1, 2003, the “equalization ratio” between shares of the common stock and Carnival plc ordinary shares was 1:1, so one share of the common stock is entitled to the same economic and voting interests in Carnival Corporation & plc as one Carnival plc ordinary share.
In order to provide the relative rights of Carnival Corporation shares and Carnival plc shares under the DLC transaction, Carnival Corporation and Carnival plc agreed in the Equalization and Governance Agreement that Carnival Corporation & plc would be operated under the following DLC equalization principles:

•
the equalization ratio will effectively govern the proportion in which distributions of income and capital are made to the holders of Carnival Corporation shares relative to the holders of Carnival plc shares, and vice versa, and the relative voting rights of the holders of Carnival Corporation shares and the holders of Carnival plc shares on joint electorate actions;

•
issuances of or transactions affecting Carnival Corporation’s share capital or that of Carnival plc will be implemented in a way which will not give rise to a materially different financial effect as between the interests of the holders of Carnival Corporation shares and the interests of the holders of Carnival plc shares. If any such issue or transaction involves any of the following:

–	a rights issue of shares at less than market value;

–	an offer of any securities, or a grant of any options, warrants or other rights to subscribe for, purchase or sell any securities, to shareholders by way of rights;

–
non-cash distributions to shareholders and share repurchases involving an offer made to all or substantially all of the shareholders of a company to repurchase their shares at a premium to market value;

–	a consolidation or subdivision of shares; or

–	an issue of shares to shareholders for no consideration or solely by way of capitalization of profits or reserves,

then an automatic adjustment to the equalization ratio will occur, unless Carnival Corporation’s board of directors and Carnival plc’s board of directors, in their sole discretion, undertake:

•
an offer or action having regard to the then existing equalization ratio; the timing of the offer or action; and any other relevant circumstances, is, in the reasonable opinion of the boards of Carnival Corporation and Carnival plc, financially equivalent, but not necessarily identical, in respect of, on the one hand, holders of Carnival Corporation shares, and on the other hand holders of Carnival plc shares, and does not materially disadvantage either company’s shareholders, which Carnival Corporation refers to as a “matching action”; or

•	an alternative to such automatic adjustment that has been approved as such by a class rights action.
Any adjustments to the equalization ratio will be communicated to shareholders through a press release.
The Carnival Corporation board and the Carnival plc board will be under no obligation to undertake any such matching action or to seek approval of an alternative as a class rights action if any issue or transaction referred to above is not covered by an automatic adjustment to the equalization ratio, and no automatic adjustment to the equalization ratio will then occur, but the Carnival Corporation board and the Carnival plc board will have the right (in their sole discretion), but not the obligation, to undertake a matching action, or to seek approval of an adjustment to the equalization ratio as a class rights action.
No adjustment to the equalization ratio will be required in respect of:

•
scrip dividends or dividend reinvestments at market price; issuances of Carnival Corporation shares or Carnival plc shares or securities convertible into, or exercisable or exchangeable for, such shares pursuant to employee share plans;

•	issuances of shares or securities convertible into, or exercisable or exchangeable for, such shares other than to all or substantially all shareholders of either company, including for acquisitions;

•	a buy-back or repurchase of any shares:

–	in the market by means of an offer (1) not open to all or substantially all shareholders of either company or (2) in compliance with Rule 10b-18 under the Exchange Act;

–	at or below market value;

–	by either company pursuant to the provisions in such company’s governing documents; or

–	pro rata to the shareholders of Carnival Corporation & plc at the same effective premium to the market price, taking into account the equalization ratio;

•	matching actions;

•	the issue of an equalization share by either company to the other; and

•	any purchase, cancellation or reduction of disenfranchised shares.
Sources and Payment of Dividends
Under Panamanian law, a corporation may pay dividends to the extent of a corporation’s net earnings or capital surplus.

There has been no change in the entitlement of quarterly dividends for shareholders of Carnival Corporation or Carnival plc following the completion of the DLC transaction. Carnival Corporation shareholders and Carnival plc shareholders have rights to income and capital distributions from Carnival Corporation & plc based on the equalization ratio. In order for the companies to pay a dividend or make a distribution, the ratio of dividends and distributions paid per share of the common stock to dividends and distributions paid per Carnival plc ordinary share must equal the equalization ratio, taking into account the applicable currency exchange rate.
Dividends are equalized according to the equalization ratio, and any balancing transactions between the companies will be determined and made, before deduction of any amounts in respect of the tax required to be deducted or withheld and excluding the amounts of any tax credits or other tax benefits.
If one company has insufficient profits or is otherwise unable to pay a dividend, Carnival Corporation and Carnival plc will, as far as practicable, enter into such balancing transactions as are necessary to enable both companies to pay dividends in accordance with the equalization ratio. This may take the form of a payment from one company to the other or a dividend payment on an equalization share. Dividends received by Carnival plc shareholders are consistent with Carnival Corporation’s regular quarterly dividend.
Carnival Corporation’s articles provide that the holders of shares of the common stock be entitled, in accordance with the Equalization and Governance Agreement and to the exclusion of the holders of shares of preferred stock, to receive such dividends as from time to time may be declared by the board of directors, except as otherwise provided by the board resolution or resolutions providing for the issue of any series of shares of preferred stock.
Liquidation
Under Panamanian law, if the board of directors deems it advisable that the corporation be dissolved, it is to propose by a majority of the votes of the members of the board an Agreement of Dissolution and within 10 days shall call or cause to be called, in accordance with law, a meeting of stockholders, to vote on the resolution passed by the board of directors proposing the dissolution. At the stockholders’ meeting, the holders of a majority of shares with voting rights on the matter can adopt the resolution for the dissolution of the company. The dissolution of the company may also be adopted by written consent in lieu of meeting of the holders of all shares having voting power.
Pursuant to the Equalization and Governance Agreement, in the event of a voluntary or involuntary liquidation of either Carnival Corporation or Carnival plc, or both companies, if the hypothetical potential per share liquidation distributions to each company’s shareholders are not equivalent, taking into account the relative value of the two companies’ assets and the indebtedness of each company, to the extent that one company has greater net assets so that any liquidation distribution to its shareholders would not be equivalent on a per share basis, the company with the ability to make a higher net distribution is required to make a payment to the other company to equalize the possible net distribution to shareholders. The requirement to make an equalizing payment is subject to some limitations. First, a reorganization under Chapter 11 of the U.S. Bankruptcy Code or a similar statute would not be considered a “liquidation,” so such a reorganization would not result in equalizing payments. Second, neither company will be required to make the equalizing payment if the payment would result in neither group of shareholders being entitled to any liquidation proceeds. Therefore, if the assets of Carnival Corporation & plc are not sufficient to satisfy all of the creditors of Carnival Corporation & plc, no equalization payment would be required to be made.
In giving effect to the principles regarding a liquidation of Carnival Corporation, Carnival Corporation may:

•	make a payment to Carnival plc in accordance with the provisions of the Equalization and Governance Agreement;

•	issue shares to Carnival plc or to holders of Carnival plc ordinary shares and make a distribution or return on such shares; or

•	take any other action that the boards of directors of each of Carnival Corporation and Carnival plc consider appropriate to give effect to such principles.

Any action other than a payment of cash by one company to the other company will require the prior approval of the board of directors of each company.
Appraisal Rights
Under Panamanian law, shareholders of a corporation do not have appraisal rights.
Pre-Emptive Rights
Under Panamanian law, a shareholder is entitled to pre-emptive rights to subscribe for additional issuances of common stock or any security convertible into stock in proportion to the shares that are owned unless there is a provision to the contrary in Carnival Corporation’s articles. The Carnival Corporation articles provide that Carnival Corporation shareholders are not entitled to pre-emptive rights.
Special Voting Share
Reflecting Votes of Carnival plc Shareholders at Carnival Corporation Meetings
The Carnival Corporation articles authorize one special voting share. The special voting share is merely a mechanism to give effect to shareholder votes at parallel shareholder meetings on joint electorate actions and class rights actions as described above under “—General—Voting Rights” and quorum provisions as described below under “—Certain Provisions of Carnival Corporation’s Articles and By-laws—Quorum Requirements.” The special voting share has no rights to income or capital and no voting rights except as described below. Upon completion of the DLC transaction, Carnival Corporation issued the special voting share to DLC SVC Limited. DLC SVC Limited is a company incorporated in England and Wales whose shares are legally and beneficially owned by The Law Debenture Trust Corporation p.l.c., an independent trustee company incorporated in England and Wales. At all meetings at which a joint electorate action or a class rights action will be considered, the holder of the Carnival Corporation special voting share must be present.
For joint electorate actions, the Carnival Corporation special voting share will represent the number of votes cast at the parallel meeting of Carnival plc shareholders, as adjusted by the equalization ratio and rounded up to the nearest whole number, and will represent “yes” votes, “no” votes and abstentions at the Carnival Corporation meeting in accordance with votes cast at the Carnival plc meeting.
For class rights actions, DLC SVC Limited, as holder of the Carnival Corporation special voting share, will only vote if the proposed action has not been approved at the parallel Carnival plc meeting. In that event, the Carnival Corporation special voting share will represent that number of votes equal to the largest whole percentage that is less than the percentage of the number of votes necessary to defeat the resolution at the Carnival Corporation meeting if the total votes capable of being cast by all of Carnival Corporation outstanding shares able to vote were cast in favor of the resolution. In most cases, this will be 49%. For a majority vote, 49% is the largest whole percentage that is less than the 50% needed to defeat the resolution. As a result, in the case of a majority vote, the Carnival Corporation special voting share will represent a number of votes equal to 98% of the votes capable of being cast by all Carnival Corporation shares, excluding the votes represented by the Carnival Corporation special voting share. Therefore, assuming holders of approximately 2% or more of Carnival Corporation shares do not cast votes on such class rights action, it will fail. If the Carnival plc shareholders approve the proposed action, the Carnival Corporation special voting share will not represent any votes.
The Carnival Corporation special voting share will not represent any votes on any resolution of a procedural or technical nature, which Carnival Corporation refers to in this Exhibit as “procedural resolutions.” Procedural resolutions are those that do not adversely affect the shareholders of Carnival plc in any material respect and are put to Carnival Corporation shareholders at a meeting. The Chairman of the Carnival Corporation board will, in his or her absolute discretion, determine whether a resolution is a procedural resolution. To the extent that such matters require the approval of Carnival Corporation shareholders, any of the following will be procedural resolutions:

•	that certain people be allowed to attend or be excluded from attending the meeting;

•	that discussion be closed and the question put to the vote, provided no amendments have been raised;

•
that the question under discussion not be put to the vote, where a shareholder feels the original motion should not be put to the meeting at all, if such original motion was brought during the course of that meeting;

•	to proceed with matters in an order other than that set out in the notice of the meeting;

•	to adjourn the debate, for example, to a subsequent meeting; and

•	to adjourn the meeting.
Reflecting Votes of Carnival Corporation Shareholders at Carnival plc Meetings
As part of the DLC transaction, Carnival plc issued a special voting share to Carnival Corporation, and Carnival Corporation transferred such share to the trustee of the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands for the purpose of holding the Carnival plc special voting share. For joint electorate actions, the Carnival plc special voting share represents the number of votes cast at the parallel meeting of Carnival Corporation shareholders, as adjusted by the equalization ratio and rounded to the nearest whole number, and will represent “yes” votes, “no” votes and abstentions at the Carnival plc meeting in accordance with votes cast at the Carnival Corporation meeting.
For class rights actions, the trustee of the P&O Princess Special Voting Trust, as holder of the Carnival plc special voting share, will only vote if the proposed action has not been approved at the Carnival Corporation parallel meeting. In that event, the Carnival plc special voting share will represent that number of votes equal to the largest whole percentage that is less than the percentage of the number of votes, or, in the case of a special resolution, such percentage less one vote, necessary to defeat the resolution at the Carnival plc meeting if the total number of votes capable of being cast by all outstanding Carnival plc shares, and other Carnival plc shares able to vote, were cast in favor of the resolution. In most cases, this will be 49%. For a majority vote, 49% is the largest whole percentage that is less than the 50% needed to defeat the resolution. As a result, in the case of a majority vote, the Carnival plc special voting share will represent a number of votes equal to 98% of the votes capable of being cast by all Carnival plc shares excluding the votes represented by the Carnival plc special voting share. Therefore, assuming holders of approximately 2% or more of Carnival plc shares do not cast votes on such class rights action, it will fail. If Carnival Corporation shareholders approve the proposed action, the Carnival plc special voting share will not represent any votes.
The Carnival plc special voting share will not represent any votes on any procedural resolutions.
In connection with the DLC transaction, trust shares of beneficial interest in the P&O Princess Special Voting Trust were transferred to Carnival Corporation. Immediately following this transfer, Carnival Corporation distributed such trust shares by way of dividend to Carnival Corporation shareholders of record at the close of business on April 17, 2003. Under the Pairing Agreement entered into by Carnival Corporation, the trustee of the P&O Princess Special Voting Trust and Computershare Investor Services (formerly SunTrust Bank) on April 17, 2003, and Carnival Corporation’s articles, the trust shares of beneficial interest in the P&O Princess Special Voting Trust are paired with, and evidenced by, certificates representing shares of the common stock on a one-for-one basis.
Carnival Corporation shares trade in units consisting of one share of the common stock and one trust share of beneficial interest in the P&O Princess Special Voting Trust. Each share of the common stock shall not and cannot be transferred without the corresponding paired trust share. The trust shares of beneficial interest in the P&O Princess Special Voting Trust entitle Carnival Corporation shareholders to receive any distributions made by the P&O Princess Special Voting Trust. As the sole purpose of the P&O Princess Special Voting Trust relates to the holding of the Carnival plc special voting share, it is not expected to make any distributions. See “—Description of Trust Shares.”
Equalization Share
Carnival Corporation’s articles authorize one equalization share. The equalization share:

•	has rights to dividends in accordance with the Equalization and Governance Agreement as declared and paid by the board of directors;

•	has no rights to receive notice of, attend or vote at any shareholder meeting; and

•	in the event of Carnival Corporation’s voluntary or involuntary liquidation, ranks after all other holders of shares.
Certain Provisions of Carnival Corporation’s Articles of Incorporation and By-Laws
Quorum Requirements
The presence in person or by proxy at any meeting of Carnival Corporation shareholders holding at least one-third of the total votes entitled to be cast constitutes a quorum for the transaction of business at such meeting, except as otherwise required by applicable law or regulation, Carnival Corporation’s articles or by-laws.
For purposes of determining whether a quorum exists at any meeting of shareholders where a joint electorate action or a class rights action is to be considered:

•
if the meeting of Carnival Corporation shareholders convenes before the parallel shareholder meeting of Carnival plc, the Carnival Corporation special voting share will, at the commencement of the meeting, have no votes and therefore will not be counted for purposes of determining the total number of shares entitled to vote at such meeting or whether a quorum exists at such meeting, although the Carnival Corporation special voting share itself must be present, either in person, through a representative of DLC SVC Limited, or by proxy;

•
if the meeting of Carnival Corporation shareholders convenes at substantially the same time as or after the parallel shareholder meeting of Carnival plc with respect to one or more joint electorate actions, the Carnival Corporation special voting share will have the maximum number of votes attached to it as were cast on such joint electorate actions, either for, against or abstained, at the parallel shareholder meeting of Carnival plc, and such maximum number of votes, including abstentions, will constitute shares entitled to vote and present for purposes of determining whether a quorum exists at such meeting; and

•
if the meeting of Carnival Corporation shareholders convenes at substantially the same time as or after the parallel shareholder meeting of Carnival plc with respect to a class rights action, the Carnival special voting share will, at the commencement of the meeting, have no votes and therefore will not be counted for purposes of determining the total number of shares entitled to vote at such meeting or whether a quorum exists at such meeting, although the Carnival Corporation special voting share itself must be present, either in person, through a representative of DLC SVC Limited, or by proxy.

In addition, in order for a quorum to be validly constituted with respect to meetings of shareholders convened to consider a joint electorate action or class rights action, DLC SVC Limited must be present at such meeting.
Shareholder Action by Written Consent
Carnival Corporation’s by-laws provide that shareholders may not act by written consent.
Shareholder Proposals
Panamanian law does not specifically address the issue of shareholder proposals, and Carnival Corporation’s by-laws do not expressly permit shareholder proposals to be considered at the annual meeting of shareholders. Panamanian law requires that prior notice of a meeting must set out the purpose or purposes for which the meeting is convened. Any proposal to be discussed at a meeting should be included in the notice of the meeting, unless the notice reserves time for any other matters which the shareholders may wish to discuss.
Under the rules of the Exchange Act, shareholders may submit proposals, including director nominations, for consideration at shareholder meetings. Such proposals will need to comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In order for shareholder proposals to be considered for inclusion in Carnival Corporation’s proxy statement/prospectus for an annual meeting, the written proposals must be received by Carnival Corporation not less than 120 calendar days before the first anniversary of the date of mailing of the proxy statement from the previous year’s annual meeting.
Carnival Corporation’s by-laws provide that at any special meeting of shareholders only such business may be transacted as is related to the purpose or purposes of such meeting set forth in the notice of the special meeting. Carnival Corporation’s by-laws provide that special meetings of shareholders may only be called by Carnival Corporation’s board or Carnival Corporation’s President or Secretary.
Standard of Conduct for Directors
Panamanian law imposes a general fiduciary duty on directors to act prudently and in the best interests of the company. Among other things, directors are responsible for the authenticity of the payments which appear to have been made on behalf of the company, for the validity of dividends to be paid, general book-keeping and for effecting the operation of the company in accordance with applicable laws, its articles of incorporation, its by-laws, and resolutions of the General Assembly of shareholders.
Carnival Corporation’s articles provide that Carnival Corporation’s board of directors is authorized to operate and carry into effect the Equalization and Governance Agreement, the SVE Special Voting Deed, which regulates the manner in which the votes attaching to the Carnival Corporation special voting share and the P&O Princess special voting share are exercised, and the Carnival Corporation Deed of Guarantee each of which was entered into on April 17, 2003, and, subject to applicable laws and regulations, nothing done by any director in good faith pursuant to such authority and obligations constitutes a breach of the fiduciary duties of such director to Carnival Corporation or its shareholders. In particular, the directors are, in addition to their duties to Carnival Corporation, entitled to consider the interests of Carnival Corporation shareholders and the Carnival plc shareholders as if Carnival Corporation and Carnival plc were a single entity. As a result of and following completion of the DLC transaction, Carnival Corporation’s board of directors and that of Carnival plc are identical.
Meetings of Shareholders
If Carnival Corporation proposes to undertake a joint electorate action or class rights action at a meeting of shareholders, Carnival Corporation must immediately give notice to Carnival plc of the nature of the joint electorate action or the class rights action it proposes to take. Unless such action is proposed to be taken at the annual meeting of shareholders, the Carnival Corporation board of directors must convene a special meeting for the purpose of considering a resolution to approve the joint electorate action or class rights action. Such meeting will be held as close in time as practicable with the parallel shareholder meeting convened by Carnival plc for purposes of considering such joint electorate action or class rights action. If Carnival Corporation receives notice from Carnival plc that Carnival plc proposes to undertake a joint electorate action or a class rights action, Carnival Corporation’s board of directors must convene a meeting of Carnival Corporation shareholders as close in time as practicable to the Carnival plc meeting and must propose an equivalent resolution as that proposed at the Carnival plc meeting. Carnival Corporation must cooperate fully with Carnival plc in preparing resolutions, explanatory memoranda or any other information or material required in connection with the proposed joint electorate action or class rights action.
Amendment of Governing Instruments
Under Panamanian law, unless the articles of incorporation require a greater vote, an amendment to the articles of incorporation may be made:

•	by the holders or their proxies of all the issued and outstanding stock of the corporation entitled to vote;

•	by means of a resolution passed by holders or their proxies of the majority of the outstanding stock of the corporation entitled to vote; and

•
in case the amendment to the articles consists of any change in the preference of shares of any class, by means of a resolution passed by holders or their proxies of the majority of the outstanding stock of the corporation entitled to vote of each class.

Any amendment to the provisions of Carnival Corporation’s articles which entrench the DLC arrangement requires approval as a class rights action. The entrenched provisions of the articles include matters relating to:

•	the special voting share;

•	anti-takeover provisions;

•	dividends and distributions;

•	amendments to Carnival Corporation’s articles and by-laws; and

•	liquidation.
All other provisions of Carnival Corporation’s articles, except as provided below, may be amended by the shareholders of Carnival Corporation and Carnival plc voting together in a joint electorate action. Amendments to Carnival Corporation’s articles require approval, whether in a class rights action or joint electorate action, of a majority of all votes entitled to be cast with respect thereto, including votes entitled to be cast by the Carnival Corporation special voting share, at a meeting of Carnival Corporation shareholders.
Notwithstanding the foregoing, any amendment of the articles (1) to specify or change the location of the office or registered agent of Carnival Corporation, or (2) to make, revoke or change the designation of a registered agent, or to specify or change the registered agent, may be approved and effected by the board of directors without the approval of Carnival Corporation shareholders or the shareholders of Carnival plc.
Under Panamanian law, the board of directors of a corporation has the power to adopt, amend or repeal the by-laws of the corporation, unless specifically provided to the contrary by the articles of incorporation or in the by-laws approved by the shareholders. Carnival Corporation’s by-laws provide that the by-laws may be altered, amended, supplemented or repealed or new by-laws may be adopted, by the board of directors or by vote of the holders of the shares entitled to vote in the election of directors. Any by-laws adopted, altered or supplemented by the board of directors may be altered, amended, supplemented or repealed by the shareholders entitled to vote thereon.
Any amendment to or repeal of the provisions of Carnival Corporation’s by-laws which entrench the DLC arrangement will also require approval as a class rights action. Any amendment to or repeal of Carnival Corporation’s by-laws other than any of Carnival Corporation’s entrenched by-laws may be approved and effected by Carnival Corporation’s board of directors without the approval of Carnival Corporation shareholders or Carnival plc shareholders. The entrenched provisions of the Carnival Corporation by-laws include matters relating to:

•	the transferability of the special voting share;

•	the scope of, and voting rights and procedures in relation to, joint electorate actions, class rights actions and procedural resolutions; and

•	election, qualification and disqualification of directors.
In limited circumstances since the implementation of the DLC arrangement, Carnival plc shares, other than those held by Carnival Corporation, may be subject to a mandatory exchange for Carnival Corporation shares at the then prevailing equalization ratio. A mandatory exchange can occur if there is a change in applicable tax laws, rules or regulations that the board of directors of Carnival plc reasonably determines is reasonably likely to have a material adverse effect on Carnival Corporation & plc and the exchange is approved by 66 2/3% of the shareholders of Carnival Corporation and Carnival plc voting on a joint electorate action. A mandatory exchange can also be triggered if there is a change in the applicable non-tax laws, rules or regulations, as a result of which the Carnival plc board of directors reasonably determines that it is reasonably likely that all or a substantial portion of the agreements that give effect to the DLC arrangement are unlawful, illegal or unenforceable. Were either of these changes to occur, Carnival Corporation would issue additional shares to deliver to Carnival plc shareholders in accordance with the then prevailing equalization ratio and Carnival Corporation would own 100% of Carnival plc. Carnival Corporation shares are not subject to any mandatory exchange for Carnival plc shares. If such a mandatory exchange is triggered, Carnival Corporation’s articles and by-laws will be automatically amended upon completion of the mandatory exchange, without any further action of Carnival Corporation or Carnival Corporation shareholders, to conform to Carnival Corporation’s articles and by-laws prior to the implementation of the DLC arrangement.
Election of Directors
Resolutions relating to the appointment, removal and re-election of directors will be considered as a joint electorate action and voted upon by the shareholders of each company effectively voting together as a single decision-making body. Carnival Corporation articles provide that the number of directors will be no less than three and no more than 25. Within said minimum and maximum, the total number of directors may be fixed from time to time by resolution of the shareholders or by resolution of the board. A change in the minimum and maximum number of directors will require an amendment to the articles. No person may be elected or appointed to serve on Carnival Corporation’s board unless that person is also elected to be a member of the Carnival plc board. Any of Carnival Corporation’s directors who resign from Carnival Corporation’s board must also resign from the Carnival plc board and vice versa.
Removal of Directors
Panamanian law provides that a director may be removed with or without cause by the holders of a majority in voting power of the shares entitled to vote at an election of directors. Carnival Corporation’s by-laws provide that, subject to the provisions of Panamanian law, directors may be removed with or without cause only by a majority vote of a quorum of the shareholders.
Vacancies on the Board of Directors
Carnival Corporation’s by-laws provide that vacancies on the board of directors will be filled by a majority of the directors then in office, even though less than a quorum, provided that any such person is appointed to both the Carnival Corporation board and the Carnival plc board at the same time. If only one director remains in office, the director will have the power to fill all vacancies. If there are no directors, Carnival Corporation’s Secretary may call a meeting at the request of any two shareholders for the purpose of appointing one or more directors.
Indemnification of Directors and Officers
Panamanian law does not specifically address the issue of indemnification of directors and officers. Carnival Corporation may indemnify any officer or director who is made a party to any suit or proceeding on account of being a director, officer or employee of the corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. In a criminal proceeding, the standard is that the director or officer had no reasonable cause to believe his or her conduct was unlawful.
Carnival Corporation’s articles provide that each person, and the heirs, executors or administrators of such person, who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director or an officer of Carnival Corporation or Carnival plc or is or was serving at the request of Carnival Corporation or Carnival plc as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by Carnival Corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by Panamanian law, and any other applicable law, as from time to time in effect. This right of indemnification is not exclusive of any other rights to which a director or officer may be entitled. Any repeal or modification of the applicable provisions of the General Corporation Law of Panama will not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part on any such state of facts. Carnival Corporation has the power to purchase and maintain insurance in respect of Carnival Corporation’s and Carnival plc’s indemnification obligations.
A member of the board of directors, or a member of any committee designated by the board of directors, will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of Carnival Corporation or Carnival plc and upon such information, opinions, reports or statements presented to Carnival Corporation by any of Carnival Corporation’s or Carnival plc’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of Carnival Corporation. In discharging their duties, directors and officers, when acting in good faith, may rely upon financial statements of Carnival Corporation or Carnival plc represented to them to be correct by the chief financial officer or the controller or other officer of Carnival Corporation or Carnival plc having charge of its books or accounts, or stated in a written report by an independent public or certified public accountant or firm of such accountants fairly to reflect the financial condition of Carnival Corporation or Carnival plc.
Takeover Restrictions
Under Panamanian law, directors are responsible for the good management and in general for the execution or faulty fulfillment of their obligations to administer the corporation’s affairs. There is limited legislative or judicial guidance on takeover issues in Panama and it is difficult to anticipate how a Panamanian court will react or resolve a matter concerning application of a policy of judicial deference to board of directors’ decisions to adopt anti-takeover measures in the face of a potential takeover where the directors are able to show that (1) they had reasonable grounds for believing that there was a danger to corporate policy and effectiveness from an acquisition proposal and (2) the board action taken was reasonable in relation to the threat posed.
Carnival Corporation’s articles contain provisions which would apply to any person, or group of persons acting in concert, that acquires shares in Carnival Corporation & plc which would trigger a mandatory offer obligation as if the UK Takeover Code applied to Carnival Corporation & plc on a combined basis. Where:

•	a person or group of persons acquired, or acquires voting rights over 30% or more of the combined votes which would be cast on a joint electorate action; or

•
any person or group of persons that already holds not less than 30% but not more than 50% of the combined votes which would be cast on a joint electorate action, acquired, or acquires voting rights over, any shares which increase the percentage of votes which such person(s) could cast on a joint electorate action, such shares acquired would be disenfranchised, that is, the owner of those shares could cease to have any economic or voting rights on those shares, unless an offer for all the shares in Carnival Corporation & plc at a price equivalent to that applicable to the acquisition has been made by the person or group. These takeover restrictions would not apply to:

•	acquisitions of shares of the other company by either Carnival Corporation or Carnival plc;

•	if the restrictions are prohibited by applicable law and regulations;

•	any acquisition by the Arison family and various trusts for their benefit within the thresholds described below; and

•	any acquisition pursuant to a mandatory exchange.
There are some exceptions to these provisions in the case of the Arison family and trusts for their benefit. The Arison family and various trusts for their benefit can acquire shares in Carnival Corporation & plc without triggering these provisions provided that, as a result, their aggregate holdings do not increase by more than 1% of the voting power of Carnival Corporation & plc in any period of 12 consecutive months, subject to their combined holdings not exceeding 40% of the voting power of Carnival Corporation & plc. However, these parties may acquire additional shares or voting power without being subject to these restrictions if they comply with the offer requirement described above subject always to the provisions of the UK City code on Takeovers and Mergers. These restrictions do not apply to acquisitions of shares by either Carnival Corporation or Carnival plc.

Ownership Limitations and Transfer Restrictions
In general, under Section 883 of the Internal Revenue Code, certain non-U.S. corporations are not subject to U.S. federal income tax or branch profits tax on U.S. source income derived from, or incidental to, the international operations of a ship or ships. The regulations provide, in general, that a foreign corporation organized in a qualified foreign country and engaged in the international operation of ships and aircraft shall exclude such income from gross income for purposes of federal income taxation provided that the corporation can satisfy certain ownership requirements, including, among other things, that its stock be publicly traded. A corporation’s stock that is otherwise publicly traded will fail to satisfy this requirement if it is closely held, i.e., that 50% or more of its stock is owned by persons who each own 5% or more of the vote and value of the outstanding shares of the corporation’s stock.
To the best of Carnival Corporation’s knowledge, after due investigation, Carnival Corporation currently qualifies as a publicly traded corporation under the regulations. However, because of the total beneficial ownership of the common stock and voting power of Carnival Corporation and plc by some members of the Arison family and various trusts established for their benefit (which are available in the Company’s most recent Definitive Proxy Statement) , there is the potential that another shareholder could acquire 5% or more of the common stock which could jeopardize Carnival Corporation’s qualification as a publicly traded corporation. If Carnival Corporation in the future were to fail to qualify as a publicly traded corporation, Carnival Corporation would be subject to U.S. income tax on income associated with Carnival Corporation’s cruise operations in the U.S. As a precautionary matter, in 2000, Carnival Corporation amended Carnival Corporation’s articles to ensure that Carnival Corporation continues to qualify as a publicly traded corporation under the regulations.
Carnival Corporation’s articles provide that no one person or group of related persons, other than some members of the Arison family and various trusts established for their benefit, may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 4.9% of the common stock, whether measured by vote, value or number. In addition, Carnival Corporation’s articles generally restrict the transfer of any shares of the common stock if such transfer would cause Carnival Corporation to be subject to U.S. shipping income tax. In general, the attribution rules under the Internal Revenue Code applicable in determining whether a person is a 5% shareholder under the regulations attribute stock:

•	among specified members of the same family,

•	to shareholders owning 50% or more of a corporation from that corporation,

•	among corporations that are members of the same controlled group,

•	among grantors, beneficiaries and fiduciaries of trusts, and

•	to partners of a partnership from that partnership.
For purposes of this 4.9% limit, a “transfer” will include any sale, transfer, gift, assignment, devise or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise. The 4.9% limit does not apply to some members of the Arison family and various trusts established for their benefit. These shareholders will be permitted to transfer their shares of the common stock without complying with the limit so long as the transfer does not cause Carnival Corporation to be subject to U.S. income tax on shipping operations.
Carnival Corporation’s articles provide that the board of directors may waive the 4.9% limit or transfer restrictions, in any specific instance, if evidence satisfactory to Carnival Corporation’s board of directors and Carnival Corporation’s tax counsel is presented that such ownership will not jeopardize Carnival Corporation’s status as exempt from U.S. income taxation on gross income from the international operation of a ship or ships, within the meaning of Section 883 of the Internal Revenue Code. Carnival Corporation’s board of directors may also terminate the limit and transfer restrictions generally at any time for any reason.
If a purported transfer or other event, including owning shares of common stock in excess of the 4.9% limit on the effective date of the proposed amendment, results in the ownership of common stock by any shareholder in violation of the 4.9% limit, or causes Carnival Corporation to be subject to U.S. income tax on shipping operations, such shares of common stock in excess of the 4.9% limit, or which would cause Carnival Corporation to be subject to U.S. shipping income tax will automatically be designated as “excess shares” to the extent necessary to ensure that the purported transfer or other event does not result in ownership of common stock in violation of the 4.9% limit or cause Carnival Corporation to become subject to U.S. income tax on shipping operations, and any proposed transfer that would result in such an event would be void. Any purported transferee or other purported holder of excess shares will be required to give Carnival Corporation written notice of a purported transfer or other event that would result in excess shares. The purported transferee or holders of such excess shares shall have no rights in such excess shares, other than a right to the payments described below.
Excess shares will not be treasury stock but rather will continue to be issued and outstanding shares of the common stock. While outstanding, excess shares will be transferred to a trust. The trustee of such trust will be appointed by Carnival Corporation and will be independent of Carnival Corporation and the purported holder of the excess shares. The beneficiary of such trust will be one or more charitable organizations selected by the trustee. The trustee will be entitled to vote the excess shares on behalf of the beneficiary. If, after purported transfer or other event resulting in excess shares and prior to the discovery by Carnival Corporation of such transfer or other event, dividends or distributions are paid with respect to such excess shares, such dividends or distributions will be repaid to the trustee upon demand for payment to the charitable beneficiary. All dividends received or other income declared by the trust will be paid to the charitable beneficiary. Upon Carnival Corporation’s liquidation, dissolution or winding up, the purported transferee or other purported holder will receive a payment that reflects a price per share for such excess shares generally equal to the lesser of

•
in the case of excess shares resulting from a purported transfer, the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or

•
in the case of excess shares resulting from an event other than a purported transfer, the market price for the excess shares resulting from an event other than a purported transfer, the market price for the excess shares on the date of such event.

At the direction of Carnival Corporation’s board of directors, the trustee will transfer the excess shares held in trust to a person or persons, including Carnival Corporation, whose ownership of such excess shares will not violate the 4.9% limit or otherwise cause Carnival Corporation to become subject to U.S. shipping income tax within 180 days after the later of the transfer or other event that resulted in such excess shares or Carnival Corporation becomes aware of such transfer or event. If such a transfer is made, the interest of the charitable beneficiary will terminate, the designation of such shares as excess shares will cease and the purported holder of the excess shares will receive the payment described below. The purported transferee or holder of the excess shares will receive a payment that reflects a price per share for such excess shares equal to the lesser of:

•	the price per share received by the trustee, and

•
the price per share such purported transferee or holder paid in the purported transfer that resulted in the excess shares, or, if the purported transferee or holder did not give value for such excess shares, through a gift, devise or other event, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the excess shares.

A purported transferee or holder of the excess shares will not be permitted to receive an amount that reflects any appreciation in the excess shares during the period that such excess shares were outstanding. Any amount received in excess of the amount permitted to be received by the purported transferee or holder of the excess shares must be turned over to the charitable beneficiary of the trust.
If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess shares may be deemed, at Carnival Corporation’s option, to have acted as an agent on Carnival Corporation’s behalf in acquiring or holding such excess shares and to hold such excess shares on Carnival Corporation’s behalf.

Carnival Corporation will have the right to purchase any excess shares held by the trust for a period of 90 days from the later of:

•	the date the transfer or other event resulting in excess shares has occurred, and

•	the date the board of directors determines in good faith that a transfer or other event resulting in excess shares has occurred.

The price per excess share to be paid by Carnival Corporation will be equal to the lesser of

•	the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or

•	the lowest market price for the excess shares at any time after their designation as excess shares and prior to the date Carnival Corporation accepts such offer.
These provisions in Carnival Corporation’s articles could have the effect of delaying, deferring or preventing a change in Carnival Corporation’s control or other transaction in which Carnival Corporation shareholders might receive a premium for their shares of common stock over the then-prevailing market price or which such holders might believe to be otherwise in their best interest. To the extent that the proposed regulations are amended or finalized in a manner which, in the opinion of Carnival Corporation’s board of directors, does not require these provisions in Carnival Corporation’s articles to ensure that Carnival Corporation will maintain Carnival Corporation’s income tax exemption for Carnival Corporation shipping income, Carnival Corporation’s board of directors may determine, in its sole discretion, to terminate the 4.9% limit and the transfer restrictions of these provisions.
While both the mandatory offer protection and 4.9% protection remain in place, no third party other than the Arison family and certain trusts for their benefit will be able to acquire control of Carnival Corporation & plc.

DESCRIPTION OF TRUST SHARES
Generally
On April 17, 2003, Carnival Corporation completed the DLC transaction with Carnival plc. As part of the DLC transaction, Carnival plc issued a special voting share to Carnival Corporation, and Carnival Corporation transferred such share to the trustee of the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands. Trust shares of beneficial interest in the property subject to the P&O Princess Special Voting Trust were issued to Carnival Corporation. The trust shares represent a beneficial interest in the Carnival plc special voting share. Immediately following such issue, Carnival Corporation distributed such trust shares by way of a dividend to Carnival Corporation common stockholders. Under the Pairing Agreement, dated as of April 17, 2003, between Carnival Corporation, The Law Debenture Trust Corporation (Cayman) Limited, as trustee of the P&O Princess Special Voting Trust, and Computershare Investor Services (formerly SunTrust Bank), as transfer agent, the trust shares of beneficial interest in the P&O Princess Special Voting Trust are paired with, and evidenced by, certificates representing shares of the common stock on a one-for-one basis. In addition, under the Pairing Agreement, when a share of the common stock is issued to a recipient after the closing of the DLC transaction, a paired trust share will be issued at the same time initially to Carnival Corporation, which will immediately transfer such trust share to the same recipient, whereupon such trust share will be paired with the share of the common stock.
Since completion of the DLC transaction, shares of the common stock have traded together with the paired trust shares on the NYSE under the ticker symbol “CCL.” The paired trust shares entitle Carnival Corporation shareholders to receive any distributions made by the P&O Princess Special Voting Trust. As the sole purpose of the P&O Princess Special Voting Trust relates to the holding of the Carnival plc special voting share, it is not expected to make any distributions.
The Carnival plc special voting share will be voted based upon the outcome of voting at the relevant parallel meeting of Carnival Corporation shareholders, based on the number of votes cast by Carnival Corporation shareholders voting their shares of the common stock. See “—Description of Carnival Corporation Capital Stock-Special Voting Share.”
Pairing Agreement
Under the Pairing Agreement, which was entered into by Carnival Corporation, the trustee of the P&O Princess Special Voting Trust and a transfer agent at the closing of the DLC transaction:

•	trust shares and shares of the common stock are not transferable unless the transferee acquires the same number of trust shares and shares of the common stock;

•	Carnival Corporation and the transfer agent will not agree to any transfer of shares of the common stock unless the transferee agrees to acquire the corresponding trust shares;

•
trust shares and shares of the common stock are not represented by separate certificates, but by one certificate of the common stock, which represents an equal number of shares of the common stock and trust shares;

•
upon each issuance of additional shares of the common stock, including pursuant to the exercise of any existing option or convertible security, the trustee of the P&O Princess Special Voting Trust will issue an equal number of additional trust shares;

•
if Carnival Corporation declares or pays any distribution consisting in whole or in part of shares of the common stock, or subdivide or combine shares of the common stock, then the trustee of the P&O Princess Special Voting Trust will effect corresponding adjustments to maintain the pairing relationship of one share of the common stock to each trust share;

•
if Carnival Corporation otherwise reclassifies the shares of the common stock, then the trustee of the P&O Princess Special Voting Trust will effect such transactions as are necessary to maintain the pairing relationship of the securities into which one share of the common stock was so reclassified to each trust share; and

•	if Carnival Corporation cancelled or retired any shares of the common stock, the trustee of the P&O Princess Special Voting Trust will cancel or retire the corresponding trust shares.
Voting Trust Deed
The voting trust deed of the P&O Princess Special Voting Trust governs the administration of the P&O Princess Special Voting Trust. The trust property consists of the Carnival plc special voting share, all payments or collections in respect of the Carnival plc special voting share and all other property from time to time deposited in the trust. The SVE Special Voting Deed provides that at every meeting of Carnival plc shareholders at which a resolution relating to a joint electorate action or a class rights action is to be considered, the trustee of the P&O Princess Special Voting Trust will be present by corporate representative or by proxy. The trustee has no discretion as to how the Carnival plc special voting share is to be voted at any Carnival plc shareholders’ meeting. The trustee will vote the Carnival plc special voting share at any Carnival plc shareholders’ meeting in accordance with the requirements of:

•	the Carnival plc Articles of Association,

•
the special voting deed entered into on April 17, 2003 by Carnival Corporation, Carnival plc, DLC SVC Limited, as holder of the Carnival Corporation special voting share, the trustee of the P&O Princess Special Voting Trust, as holder of the Carnival plc special voting share and The Law Debenture Trust Corporation p.l.c., as the legal and beneficial owner of DLC SVC Limited, and

•	the DLC equalization principles, in effect, to reflect the outcome of votes at parallel meetings of Carnival Corporation shareholders for purposes of joint electorate actions and class rights actions.
Each trust share represents an equal, absolute, identical, undivided interest in the trust property. The trustee of the P&O Princess Special Voting Trust is authorized to issue an unlimited number of trust shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
JPMorgan Chase Bank, N.A. as depositary, registers and delivers Carnival plc’s ADSs, evidenced by American Depositary Receipts, or ADRs.  Each ADS represents one ordinary share (or a right to receive one ordinary share) deposited with JP Morgan London, as custodian for the depositary in the UK, as custodian for the depositary.  The depositary’s office at which the ADSs are administered is and the depositary’s principal executive office is located at 383 Madison Avenue, Floor 11, New York, New York 10179. The deposited ordinary shares and any and all other ordinary shares, securities, property and cash received at any time by the depositary or the custodian are referred to as the deposited securities. A deposit agreement among Carnival plc, the depositary and holders of the ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The following summary of the ADSs is based on, subject to, and qualified in its entirety by such deposit agreement.
Carnival plc’s ADSs are listed on the New York Stock Exchange under the ticker symbol “CUK.”
Voting
Whenever any distribution is being made upon any deposited securities or any meeting of holders of ordinary shares or other deposited securities is being held or whenever the depositary will find it necessary or convenient in connection with the giving of a notice or solicitation of a consent or any other matter, the depositary will fix a record date for the determination of the holders of ADRs who will be entitled to give instructions for the exercise of voting rights at any such meeting or receive such notice or solicitation or act in respect of such other matter. Only such holders at the close of business on such record date will be entitled to give such voting instructions, or to receive such notice or solicitation or to act in respect of any such other matter.
As soon as practicable after receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares or other deposited securities, the depositary will distribute to the holders a notice, which will contain (a) such information as is contained in such notice of meeting, (b) a statement that the holders at the close of business on a specified record date will be entitled, subject to any applicable provisions of law and applicable provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the amount of deposited securities represented by the respective numbers of ADSs, and (c) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to the depositary to give a discretionary proxy to a person designated by the Company. Upon the request of a holder on such record date, received on or before the date established by the depositary for such purpose, the depositary will endeavor, insofar as practicable and permitted under any applicable provisions of law and any applicable provisions of or governing the deposited securities, to vote or cause to be voted the amount of deposited securities represented by the number of ADSs in accordance with any nondiscretionary instructions set forth in such request. The depositary will not vote any deposited securities except in accordance with instructions from a holder entitled under the deposit agreement to give such instructions.
Dividends
Whenever the depositary or the custodian receives any cash dividend or other cash distribution on any deposited securities, the depositary or the custodian will, after any necessary conversion of such distribution into U.S. dollars and after fixing a record date in respect thereof distribute the amount thus received, by checks drawn on a bank in The City of New York, to the holders on such record date of ADSs representing such deposited securities, in proportion to the number of ADSs representing such deposited securities held by each of them respectively; provided that the depositary will make appropriate adjustments in the amounts so distributed in respect of (a) any of such deposited securities being not entitled, by reason of their date of issuance or otherwise, to receive all or any portion of such distribution or (b) any amounts (i) required to be withheld by Carnival plc, the custodian or the depositary from any such distribution on account of taxes, or (ii) charged by the depositary or withheld from distribution in connection with the conversion of foreign currency into U.S. dollars. The depositary will distribute only such amount as can be distributed without distributing to any holder a fraction of one cent, and any balance not so distributable will be held by the depositary (without liability for interest thereon) and will be added to and become part of the next sum received by the depositary for distribution to holders of ADRs outstanding.
Notices
On or before the first date on which Carnival plc gives notice, by publication or otherwise, of any meeting of holders of ordinary shares or other deposited securities, or of any adjourned meeting of such holders, or of the taking of any action by such holders other than at a meeting, Carnival plc will transmit to the custodian a copy of the notice thereof in the form given or to be given to holders of ordinary shares or other deposited securities. The depositary will, at Carnival plc’s expense, arrange for the prompt transmittal by the custodian to the depositary of such notices and of any reports and other communications that are made generally available by Carnival plc to holders of its ordinary shares or other deposited securities and arrange for the mailing, at Carnival plc’s expense, of copies thereof to all holders or, at the request of Carnival plc, make such notices, reports and other communications available to all holders on a basis similar to that for holders of ordinary shares or other deposited securities, or on such other basis as Carnival plc may advise the depositary may be required by any applicable law, regulation or stock exchange requirement. Carnival plc has delivered to the depositary and the custodian a copy of the provisions of and governing the ordinary shares and any other deposited securities, and promptly upon any amendment thereto or change therein, Carnival plc will deliver to the depositary and the custodian a copy of such provisions as so amended or changed. The depositary will, at the expense of Carnival plc, make such copy and such notices, reports and other communications available for inspection by holders at the depositary’s office, at the office of the custodian and at any other designated transfer offices.
The Sale or Exercise of Rights
If Carnival plc will offer or cause to be offered to the holders of any deposited securities any rights to subscribe for additional ordinary shares or any rights of any nature, the depositary will have discretion as to the procedure to be followed in making such rights available to the holders or in disposing of such rights and distributing the net proceeds thereof as in the case of a distribution received in cash; provided that the depositary will, if requested by Carnival plc: (a) if at the time of the offering of any such rights the depositary determines that it is lawful and feasible to make such rights available to holders by means of warrants or otherwise, the depositary will distribute such warrants or other instruments therefor in such form as it may determine to the holders on a record date of the ADRs, in proportion to the number of ADSs representing such deposited securities held by each of them respectively, or employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such holders; or (b) if at the time of any such offering of any such rights the depositary determines that it is not lawful or not feasible to make such rights available to holders by means of warrants or otherwise, or if the rights represented by such warrants or such other instruments are not exercised and appear to be about to lapse, the depositary in its discretion may sell such rights or such warrants or other instruments at public or private sale, at such place or places and upon such terms as it may deem proper, and may allocate the proceeds of such sales for account of the holders otherwise entitled to such rights, warrants or other instruments upon an averaged or other practicable basis without regard to any distinctions among such holders because of exchange restrictions, or the date of delivery of any ADR or ADRs or otherwise, and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash. The depositary will not offer such rights to holders having an address in the U.S, unless Carnival plc furnishes to the depositary (i) evidence that a registration statement under the Securities Act of 1933 covering such offering is in effect or (ii) an opinion of counsel for Carnival plc in the U.S. satisfactory to the depositary to the effect that such offering does not require registration under the Securities Act of 1933.
Deposit or Sale of Deposited Securities
Upon any change in par value, split-up, consolidation, cancellation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Carnival plc or to which it is a party, any securities that will be received by the depositary in exchange for, or in conversion, replacement, or otherwise in respect of, deposited securities will be treated as deposited securities, and the ADRs will thenceforth evidence ADSs representing the right to receive the deposited securities so received to the extent additional ADRs are not delivered. In any such case the depositary may with Carnival plc’s approval, and will if Carnival plc will so request, execute and deliver additional ADRs as in the case of a dividend of ordinary shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such newly received deposited securities.
Amendment and Termination
The form of the ADRs and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between Carnival plc and the depositary in any respect that they may deem necessary or desirable. Any amendment that will impose or increase certain fees or charges or that will otherwise prejudice any substantial existing right of holders, will not, however, become effective as to outstanding ADRs until the expiration of three months after notice of such amendment will have been given to the holders. Every holder at the expiration of three months after such notice will be deemed by holding such ADR to consent and agree to such amendment and to be bound by the deposit agreement or the ADRs as amended thereby. In no event will any amendment impair the right of the holder of any ADR to surrender such ADR, and receive therefor the deposited securities represented thereby, except in order to comply with mandatory provisions of applicable law.
The depositary will at any time at the direction of Carnival plc terminate the deposit agreement by giving notice of such termination to the holders at least 30 days prior to the date fixed in such notice for such termination. The depositary may terminate the deposit agreement, upon the notice set forth in the deposit agreement, at any time after 90 days after the depositary will have delivered to Carnival plc its written resignation if, at the end of such 90 days, a successor depositary will not have been appointed and accepted its appointment as provided in the deposit agreement. After the date so fixed for termination, the depositary and its agents will perform no further acts under the deposit agreement, except to advise holders of such termination, to receive and hold distributions on deposited securities (or convert them into cash as provided in this deposit agreement), and to deliver deposited securities in exchange for ADRs surrendered to the depositary. As soon as practicable after the expiration of six months from the date so fixed for termination, the depositary will sell the deposited securities and may thereafter (so long as it may lawfully do so) hold the net proceeds of any such sale, together with any other cash then held by it hereunder, without liability for interest, for the pro rata benefit of the holders of ADRs that have not theretofore been surrendered. After making such sale, the depositary will be discharged from all obligations in respect of the ADRs and the deposit agreement, except to account for such net proceeds and other cash. After the date so fixed for termination, Carnival plc will be discharged from all obligations under this Deposit Agreement except for its obligations to the depositary and its agents under the deposit agreement.
Rights of Holders of ADRs to Inspect the Transfer Books of the Depositary
The depositary will keep a receipt register at the depositary’s office for the registration of ADRs and transfers of ADRs that at all reasonable times will be open for inspection by the holders. The depositary may close the receipt register at any time or from time to time, when deemed expedient by it in connection with the performance of its duties.
Restrictions upon the Right to Deposit or Withdraw Deposited Securities
As a condition precedent to the execution and delivery, registration, registration of transfer, split-up or combination of any ADR or the withdrawal of any deposited securities, the depositary, Carnival plc or the custodian may require of the presentor of the ADR or the depositor of ordinary shares; (a) payment of a sum sufficient to pay or reimburse it for payment of (i) any stock transfer or other tax or other governmental charge with respect thereto, (ii) any stock transfer or registration fees for the registration of transfers of ordinary shares or other deposited securities upon any applicable register and (iii) any charges of the depositary upon delivery of ADRs against deposits of ordinary shares and upon withdrawal of deposited securities against surrender of ADRs (b) the production of proof satisfactory identity and genuineness of any signature and as to any other matter contemplated by the deposit agreement; and, (c) compliance with such reasonable regulations, if any, as the depositary may establish. The delivery of ADRs against deposits of ordinary shares generally may be suspended, or deposits of particular ordinary shares may be refused, or the registration of transfer of ADRs or the withdrawal of deposited securities generally may be suspended, or the registration of transfer of ADRs or the withdrawal of deposited securities in particular instances may be refused, during any period when the ADR register or any register for ordinary shares, or other deposited securities is closed, or when any such action is deemed necessary or advisable by the depositary or Carnival plc at any time or from time to time for any reason, including without limitation any requirement of law or of any government or governmental body or commission, or under any provision of the deposit agreement, or in connection with voting at any meeting of Shareholders or the payment of dividends.
The depositary may issue ADRs against rights to receive ordinary shares from Carnival plc, or any custodian, or any registrar, transfer agent, clearing agency or other entity recording ordinary share ownership or transactions. The depositary may issue ADRs against other rights to receive ordinary shares (a “pre-release”) only if (x) such ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities until such ordinary shares are deposited, (y) the applicant for such ADRs represents in writing that it owns such ordinary shares, has assigned all beneficial right, title and interest in such ordinary shares to the depositary, holds such ordinary shares for the account of the depositary, will not dispose of such ordinary shares other than in satisfaction of the pre-release and will deliver such ordinary shares to the custodian within five business days of demand therefor (no evidence of ownership is required or time of delivery specified) and (z) all such ADRs represent not more than 30% of all ADSs (excluding those evidenced by pre-released ADRs), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. Such collateral, but not the earnings thereon, will be held for the benefit of the holders. The depositary may retain for its own account any compensation for the issuance of ADRs against such other rights to receive ordinary shares, including without limitation earnings on the collateral securing such rights.
Limitation upon the Liability of the Depositary
Neither the depositary nor its agents will incur any liability if, by reason of any present or future law, applicable provision of or governing any deposited security, act of God, war or other circumstance beyond its control, the depositary or its agents will be prevented or forbidden from, or subjected to any civil or criminal penalty on account of, or delayed in, doing or performing any act or thing which is provided will be done or performed. Each of the depositary and its agents assumes no obligation and will be subject to no liability to holders or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in the deposit agreement without gross negligence or bad faith. Neither the depositary nor its agents will be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or ADRs that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required. Neither the depositary nor its agents will be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder, or any other person believed by it to be competent to give such advice or information. The depositary and its agents may rely and will be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or the effect of any such vote.
Fees and Expenses

Service	Rate	By Whom Paid
Delivery of ADRs against deposits of ordinary shares	$0.05 per ADS	Person to whom ADRs are delivered
Withdrawal of ordinary shares against surrender of ADRs	$0.05 per ADS	Person surrendering ADRs
Carnival plc will pay all other charges of the depositary and those of any ADR registrar, co-transfer agent, co-registrar and any other agent of the depositary (except the custodian), plus reasonable expenses such as printing, translation, stationery, postage, insurance, cables, etc., incurred by the depositary or any such person in the exercise of its duties and obligations, in accordance with agreements in writing entered into between the depositary and Carnival plc from time to time, except (a) stock transfer or other taxes and other governmental charges, and cable, telex, facsimile transmission and delivery charges, which are payable by persons depositing ordinary shares or holders, (b) transfer or registration fees for the registration of transfers of deposited ordinary shares and other deposited securities on any applicable register in the name of the custodian or its nominee or in connection with the withdrawal of deposited securities (which are payable by persons depositing ordinary shares or withdrawing deposited securities) and (c) charges of the depositary in connection with the conversion of foreign currency into U.S. dollars (which are reimbursable out of such foreign currency).

#30031259v1 – Exhibit – Description of Securities Registered (Equity Securities)